Exhibit 99.1

The Container Store Group, Inc. Announces Fourth Quarter and Full Fiscal Year 2016 Financial Results

Fourth Quarter Earnings Per Share More Than Doubles to $0.17; SG&A Savings and Efficiency Program Continues to Drive Financial Results

Improvement in Comparable Store Sales to -0.2%

Expects Fiscal 2017 Earnings Per Share of $0.25 to $0.35

Coppell, TX — May 23, 2017 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the fourth quarter and fiscal year 2016 ended April 1, 2017.  In light of the Company’s previously announced fiscal year end change, all references to prior fourth quarter and fiscal year results are based on the recast fourth quarter and fiscal year 2015 ended April 2, 2016.

For the fourth quarter of fiscal 2016:

•                  Consolidated net sales were $221.0 million, up 5.3%.  Net sales in The Container Store retail business were $203.3 million, up 5.8%. Elfa International AB third-party net sales were $17.8 million, up 0.5%.

•                  Comparable store sales were down 0.2%.  The Easter timing shift benefited the quarter’s comparable store sales by approximately 0.6%.

•                  Consolidated net income per share (EPS) was $0.17 compared with $0.07, an increase of 143%.

“We are very pleased to have completed fiscal 2016 with strong fourth quarter performance that exceeded our expectations across all financial metrics.  Our Custom Closets business continues to positively contribute to comparable store sales and we’ve seen sales trends improve in our other product categories driven by new and more targeted marketing campaigns, as well as merchandising improvements,” said Melissa Reiff, Chief Executive Officer.

Reiff continued, “In fiscal 2016 we implemented our SG&A savings and efficiency program, which drove a substantial improvement in profitability with a full year operating income increase of 67% compared to fiscal 2015 and a three-fold increase in earnings per share to $0.31.”

“As we begin fiscal 2017, we remain committed to consistently driving top and bottom line performance that we believe The Container Store is capable of delivering.  We have initiatives in progress to drive sales productivity improvements, including a complete re-design of our flagship store in Dallas, which we believe will provide us insight for the development of new store formats and the evolution of our existing stores’ layout and customer experience. In addition, today we are announcing a four-part plan to optimize our consolidated business and drive improved sales and profitability,” Reiff concluded.

As previously announced, the Company plans to open the following locations in fiscal 2017:

•                  Cleveland, Ohio (First Quarter)

•                  Albuquerque, New Mexico (Second Quarter)

•                  Livingston, New Jersey (Third Quarter)

•                  Staten Island, New York (Third Quarter)

•                  Relocation of its Chestnut Hill, Massachusetts store (Third Quarter)

Fourth Quarter and Full Fiscal Year 2016 Results

For the fourth quarter (thirteen weeks) ended April 1, 2017:

•                  Consolidated net sales were $221.0 million, up 5.3% as compared to the fourth quarter ended April 2, 2016. Net sales in The Container Store retail business (“TCS”) were $203.3 million, up 5.8% as compared to the fourth quarter ended April 2, 2016, primarily due to new store sales, partially offset by a 0.2% decrease in comparable store sales. Elfa International AB (“Elfa”) third party net sales were $17.8 million, up 0.5% compared to the fourth quarter ended April 2, 2016, primarily due to improved sales in the Nordic markets during the quarter, almost completely offset by the impact of foreign currency translation during the quarter, which reduced third party net sales by 5.2%.

•                  Consolidated gross margin was 57.6%, a decline of 20 basis points compared to the fourth quarter ended April 2, 2016. TCS gross margin declined  80 basis points to 56.0%, primarily due to an increased mix of lower-margin product and service sales and, to a lesser extent, increased sales associated with promotional activities during the fourth quarter of fiscal 2016. Elfa gross margin increased  360 basis points to 42.8% primarily due to improved production efficiencies during the quarter. On a consolidated basis, gross margin declined 20 basis points, as the improvement in Elfa gross margin was more than offset by the decline in TCS gross margin.

•                  Consolidated selling, general and administrative expenses (“SG&A”) decreased by 0.5% to $99.9 million from $100.4 million in the fourth quarter ended April 2, 2016. SG&A as a percentage of net sales decreased 260 basis points, primarily due to decreased costs as a result of the Company’s SG&A savings program, as well as lower healthcare costs.

•                  Pre-opening costs decreased to $0.3 million in the fourth quarter of fiscal 2016 compared to $2.0 million in the fourth quarter ended April 2, 2016.  The Company did not open any new stores in the fourth quarter of fiscal 2016 as compared to two new stores in the fourth quarter ended April 2, 2016.

•                  Consolidated net interest expense increased slightly to $4.3 million.

•                  The consolidated effective tax rate for the fourth quarter of fiscal 2016 was 35.2%, as compared to 36.2% in the fourth quarter ended April 2, 2016. The decrease in the effective tax rate is primarily due to changes in the mix of domestic and foreign earnings.

•                  Consolidated net income was $8.4 million, or $0.17 per share, in the fourth quarter of fiscal 2016 compared to net income of $3.4 million, or $0.07 per share, in the fourth quarter ended April 2, 2016.

•                  Consolidated Adjusted EBITDA was $26.9 million compared to $20.6 million in the fourth quarter ended April 2, 2016, (see GAAP/Non-GAAP reconciliation table).

For the year (fifty-two weeks) ended April 1, 2017:

•                  Consolidated net sales were $819.9 million, up 2.9% as compared to the recast fiscal year ended April 2, 2016.  Net sales at TCS were $752.7 million, up 3.4% as compared to the recast fiscal year ended April 2, 2016, primarily due to new store sales, partially offset by a 2.4% decrease in comparable store sales. Elfa third-party net sales were $67.3 million, down 3.1% compared to the recast fiscal year ended April 2, 2016, primarily due to the impact of foreign currency translation during the fiscal year, which reduced third party net sales by 2.4%, as well as lower sales in Russia.

•                  Consolidated gross margin was 58.1%, a decline of 20 basis points compared to the recast fiscal year ended April 2, 2016. TCS gross margin declined 60 basis points to 57.1%, as an increased mix of lower margin products and services combined with increased sales associated with promotional activities was partially offset by the impact of a stronger U.S. dollar. Elfa gross margin improved  120 basis points primarily due to improved production efficiencies. On a consolidated basis, gross margin declined 20 basis points, as the improvement in Elfa gross margin was more than offset by the decline in TCS gross margin.

•                  Consolidated selling, general and administrative expenses (“SG&A”) decreased by 1.7% to $387.9 million from $394.6 million in the recast fiscal year ended April 2, 2016. SG&A as a percentage of net sales decreased 220 basis points. This was primarily due to decreased costs as a result of the Company’s SG&A savings program, as well as the reversal of accrued deferred compensation of $3.9 million, which occurred in the first quarter of fiscal 2016. The Company also experienced lower healthcare costs and a positive impact from foreign currency exchange rates during fiscal 2016. The positive impact of these items was partially offset by deleveraging of occupancy costs associated with negative comparable store sales growth.

•                  Pre-opening costs decreased to $6.9 million in fiscal 2016 compared to $9.0 million in the recast fiscal year ended April 2, 2016.  The Company opened seven new stores in fiscal 2016 as compared to ten new stores (inclusive of one relocation) in the recast fiscal year ended April 2, 2016.

•                  Consolidated net interest expense decreased slightly to $16.7 million.

•                  The consolidated effective tax rate was 38.6%, as compared to 37.4% in the recast fiscal year ended April 2, 2016. The increase in the effective tax rate is primarily due to changes in the mix of domestic and foreign earnings, combined with the expensing of certain deferred tax assets due to the expiration of certain stock based compensation awards.

•                  Consolidated net income was $15.0 million, or $0.31 per share, compared to net income of $4.9 million, or $0.10 per share, in the recast fiscal year ended April 2, 2016. Net income of $15.0 million in fiscal 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives, net of costs incurred related to management transition and income taxes, of approximately $1.8 million, or $0.04 per share.

•                  Consolidated Adjusted EBITDA was $86.6 million compared to $68.4 million in the recast fiscal year ended April 2, 2016, (see GAAP/Non-GAAP reconciliation table). The Adjusted EBITDA of $86.6 million in fiscal 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives during the first quarter of 2016, net of costs incurred to execute the agreements, of $3.9 million.

Balance sheet highlights:

(In thousands)	April 1, 2017	February 27, 2016
Cash	$10,736	$13,609
Total debt, net of deferred financing costs	$317,471	$322,229
Liquidity*	$99,594	$104,382

*Cash plus availability on revolving credit facilities

Optimization Plan

Today the Company is announcing the implementation of a four-part optimization plan to drive improved sales and profitability. This plan includes sales initiatives, certain full-time position eliminations at TCS, organizational realignment at Elfa and ongoing savings and efficiency efforts.  The Company expects to incur pre-tax charges associated with the optimization plan of approximately $9 to $11 million in fiscal 2017, or $0.12 to $0.14 on a per share basis.  The expected annualized pre-tax savings associated with the optimization plan are approximately $20 million, of which approximately $12 to $15 million, or $0.15 to $0.19 on a per share basis, is expected to be realized in fiscal 2017, for an estimated net benefit of approximately $0.03 to $0.05 on a per share basis.

Outlook

For fiscal 2017, consolidated net sales are expected to be $830 to $850 million, based on the Company’s four expected new store openings and a comparable store sales decrease in the  low single digit range. Net income is expected to be $0.25* to $0.35* per common share based on estimated common shares outstanding of 49 million, and includes the aforementioned optimization plan charges and benefits. This assumes a tax rate of approximately 39% for the full year.

*Assumes existing debt structure remains in place.  The Company may seek opportunities to refinance its debt in fiscal 2017.

Conference Call Information

A conference call to discuss fourth quarter and full fiscal year 2016 financial results is scheduled for today, May 23, 2017, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13661123. The replay will be available until June 23, 2017.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our expectations regarding driving top and bottom line performance, sales and productivity; anticipated effects of our re-design of our flagship store in Dallas; expectations regarding our goals, strategies, priorities and initiatives, including the exploration of new store formats and our Optimization Plan; expectations regarding new store openings and relocations and remodeling of existing stores; anticipated financial performance and tax rate for fiscal 2017; and seeking opportunities to refinance our debt in fiscal 2017.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our optimization plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; effects of a security breach or cyber-attack of our website or information technology systems; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; and increased uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between the United States and other countries as a result of the recent presidential and congressional elections in the United States.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 10, 2016, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products — a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to save space and time, a suite of custom closet systems and an array of digital shopping services. Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for real solutions from the really organized and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

(In thousands, except share amounts)	April 1, 2017	February 27, 2016
Assets
Current assets:
Cash	$10,736	$13,609
Accounts receivable, net	27,476	28,843
Inventory	103,120	86,435
Prepaid expenses	10,550	8,692
Income taxes receivable	16	157
Other current assets	10,787	8,695
Total current assets	162,685	146,431
Noncurrent assets:
Property and equipment, net	165,498	176,117
Goodwill	202,815	202,815
Trade names	226,685	228,368
Deferred financing costs, net	320	419
Noncurrent deferred tax assets, net	2,139	2,090
Other assets	1,692	1,879
Total noncurrent assets	599,149	611,688
Total assets	$761,834	$758,119

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$44,762	$40,274
Accrued liabilities	60,107	69,635
Revolving lines of credit	—	721
Current portion of long-term debt	5,445	5,373
Income taxes payable	2,738	—
Total current liabilities	113,052	116,003
Noncurrent liabilities:
Long-term debt	312,026	316,135
Noncurrent deferred tax liabilities, net	80,679	80,720
Deferred rent and other long-term liabilities	34,287	38,193
Total noncurrent liabilities	426,992	435,048
Total liabilities	540,044	551,051

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,045,114 shares issued at April 1, 2017, 47,986,975 shares issued at February 27, 2016	480	480
Additional paid-in capital	859,102	856,879
Accumulated other comprehensive loss	(22,643)	(19,835)
Retained deficit	(615,149)	(630,456)
Total shareholders’ equity	221,790	207,068
Total liabilities and shareholders’ equity	$761,834	$758,119

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

	Thirteen	Thirteen	Fifty-two	Fifty-two
(In thousands, except share and	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
per share amounts)	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Net sales	$221,042	$209,881	$819,930	$797,087
Cost of sales (excluding depreciation and amortization)	93,724	88,606	343,860	332,594
Gross profit	127,318	121,275	476,070	464,493
Selling, general, and administrative expenses (excluding depreciation and amortization)	99,911	100,366	387,948	394,585
Stock-based compensation	634	387	1,989	1,575
Pre-opening costs	294	2,048	6,852	9,004
Depreciation and amortization	9,063	8,923	37,124	34,628
Other expenses	219	102	1,058	102
Loss (gain) on disposal of assets	16	(3)	57	62
Income from operations	17,181	9,452	41,042	24,537
Interest expense	4,253	4,158	16,687	16,772
Income before taxes	12,928	5,294	24,355	7,765
Provision for income taxes	4,551	1,914	9,402	2,907
Net income	$8,377	$3,380	$14,953	$4,858

Net income per common share - basic and diluted	$0.17	$0.07	$0.31	$0.10

Weighted-average common shares - basic	48,009,029	47,986,975	47,996,746	47,986,034
Weighted-average common shares - diluted	48,073,420	47,986,975	48,016,010	47,976,034

The Container Store Group, Inc.

Consolidated statements of cash flows(unaudited)

	Fiscal year ended
(In thousands)	April 1, 2017	April 2, 2016
Operating activities
Net income	$14,953	$4,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,124	34,628
Stock-based compensation	1,989	1,575
Excess tax benefit from stock-based compensation	—	(2)
Loss on disposal of assets	57	62
Deferred tax expense	(96)	763
Noncash interest	1,921	1,937
Other	(29)	498
Changes in operating assets and liabilities:	—
Accounts receivable	(5,861)	(1,917)
Inventory	(19,598)	3,976
Prepaid expenses and other assets	4,028	(640)
Accounts payable and accrued liabilities	10,965	(2,578)
Income taxes	3,527	(1,206)
Other noncurrent liabilities	(4,341)	418
Net cash provided by operating activities	44,639	42,372

Investing activities
Additions to property and equipment	(28,515)	(41,877)
Proceeds from investment grant	—	479
Proceeds from sale of subsidiary, net	—	—
Proceeds from sale of property and equipment	7	203
Net cash used in investing activities	(28,508)	(41,195)

Financing activities
Borrowings on revolving lines of credit	42,731	88,891
Payments on revolving lines of credit	(46,216)	(92,334)
Borrowings on long-term debt	30,000	5,000
Payments on long-term debt and capital leases	(40,496)	(5,267)
Payment of debt issuance costs	—	(266)
Proceeds from the exercise of stock options	—	58
Excess tax benefit from stock-based compensation	—	2
Net cash used in financing activities	(13,981)	(3,916)

Effect of exchange rate changes on cash	(223)	29
Net increase (decrease) in cash	1,927	(2,710)
Cash at beginning of fiscal year	8,809	11,519
Cash at end of fiscal year	$10,736	$8,809

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance. The Company presents these non-GAAP measures because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company.  These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-two Weeks Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Net income	$8,377	$3,380	$14,953	$4,858
Depreciation and amortization	9,063	8,923	37,124	34,628
Interest expense, net	4,253	4,158	16,687	16,772
Income tax expense	4,551	1,914	9,402	2,907
EBITDA	$26,244	$18,375	$78,166	$59,165
Pre-opening costs (a)	294	2,048	6,852	9,004
Noncash rent (b)	(395)	(295)	(1,365)	(1,784)
Stock-based compensation (c)	634	387	1,989	1,575
Foreign exchange (gains) losses (d)	(131)	(47)	(342)	226
Other adjustments (e)	263	124	1,259	176
Adjusted EBITDA	$26,909	$20,592	$86,559	$68,362

(a)                                 Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)                                 Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)                                  Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)                                 Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(e)                                  Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.